Exhibit 10.49

SEQUENOM, INC.

NON-EMPLOYEE DIRECTOR

COMPENSATION POLICY

The Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Sequenom, Inc. (the “Company”) adopted the following compensation program for non-employee directors of the Board. Pursuant to this program, each member of the Board who is not an employee or an officer of the Company will receive the following cash compensation for Board services, as applicable:

•	a $25,000 annual retainer for service as a Board member;

•	a $20,000 supplemental annual retainer for service as Chairman of the Board;

•	a $12,000 supplemental annual retainer for service as Chairman of the Audit Committee;

•	a $8,000 supplemental annual retainer for service as Chairman of the Compensation Committee;

•	a $5,000 supplemental annual retainer for service as Chairman of the Nominating and Corporate Governance Committee;

Members of our Board will also be paid $1,500 and $1,000 for attending special meetings in person or telephonically, respectively. For attending special meetings of committees of the Board, members of each committee will receive $1,000.

Additionally, members of the Board who are not employees or officers of the Company receive a nonqualified stock option to purchase 40,000 shares of the Company’s common stock on the date of their election to the Board and also receive an annual nonqualified stock option to purchase 20,000 additional shares of the Company’s common stock at the annual stockholders meeting.